Exhibit 10.9

Whisky Raw Material Supply Agreement

Party A:	(hereinafter referred to as “Party A”)

Party B: Agencia Comercial Co., Ltd (hereinafter referred to as “Party B”)

In order for Party B to supply Scotch whisky to Party A, both parties hereby agree to enter into this supply agreement under the following terms and conditions:

Article 1: Subject Matter of the Agreement

(1)	Product Name: Whisky raw materials

(2)	Specifications: IBCS converted to ml with corresponding alcohol by volume

(3)	Available Quantities:

12-Year Single Malt Scotch:	bottles

19-Year Single Malt Scotch:	bottles

24-Year Blended Scotch:	bottles

(4)	Transaction Quantity: Subject to subsequent purchase orders mutually agreed upon in writing and may be increased or decreased as needed.

Article 2: Pricing

(1)	Unit Prices:

12-Year, 700ml, 40% ABV: NT$

18-Year, 700ml, 43% ABV: NT$

24-Year, 700ml, 43% ABV: NT$

Article 3: Delivery Terms

(1)	Delivery Location: OEM factory in Taiwan

(2)	Trade Terms: DPP (Delivered at Place Paid); customs declaration shall be handled by Party B.

(3)	In the event that Party B is unable to deliver the goods in whole or in part due to natural disasters, force majeure, or other unforeseen circumstances, Party B shall negotiate with Party A based on the situation.

Article 4: Inspection and Acceptance

(1)	Party B shall guarantee that the goods supplied fully comply with the specifications stipulated in Article 1, with no shortage and consistent quality.

(2)	If the specifications or quantity of the goods are nonconforming or defective, Party A must notify Party B in writing within ten (10) days. Party B shall replace the goods unconditionally and bear the associated shipping costs.

Article 5: Liability for Breach

(1)	If Party A fails to pay the price as agreed, Party B may request the outstanding amount and has the right to terminate the contract and request the return of the goods. Any amount already paid by Party A shall be deemed compensation for Party B’s loss and may not be refunded.

(2)	If Party B fails to deliver the goods as agreed, Party B agrees to pay liquidated damages to Party A at the rate of 0.01% of the total price for each day of delay. If the delay exceeds 30 days, the agreement shall be deemed terminated and Party B shall refund all payments received from Party A.

Article 6: Confidentiality Agreement

(1)	Both parties agree to keep confidential any trade secrets or other non-public information (hereinafter referred to as “Confidential Information”) obtained through this agreement.

(2)	Unless prior written consent is obtained from the other party, neither party shall disclose Confidential Information to any third party.

(3)	This confidentiality obligation shall remain in effect even after the termination of this agreement.

Article 7: Miscellaneous

(1)	If either party breaches the agreement, in addition to pursuing liability for breach, the other party has the right to terminate the agreement.

(2)	Matters not covered in this agreement shall be stipulated separately.

(3)	The interpretation, validity, and matters not provided herein shall be governed by the relevant laws. In the event of a dispute, both parties shall resolve it in good faith. If litigation is necessary, both parties agree that the Taichung District Court shall have jurisdiction as the court of first instance.

(4)	This agreement is executed in two original copies, with each party holding one copy. It shall take effect upon signature and seal by the authorized representatives of both parties. All annexes to this agreement form an integral part and carry the same legal effect.

Party A:

Address:

Business ID Number:

Signature/Seal:

Party B: Agencia Comercial Co., Ltd

Address: No. 65, Ln. 114, Xishi Rd., Fengyuan Dist., Taichung City

Business ID Number: [redacted]

Signature/Seal:

Date: January 5, 2024 (Republic of China Year 113)

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